Exhibit 10.14

Loan Agreement

This Loan Agreement (this “Agreement”) is made and entered into by and between the parties below as of September 1, 2008 in Beijing, China:

(1)	Beijing Pypo Technology Group Company Limited, (“Lender”), a wholly foreign-owned enterprise duly registered under the laws of China with its address at South Wing of the Main Building, Building 15, Zhongli, Cuiwei Community, Wanshou Road, Haidian District, Beijing.

(2)	Fei Dongping (“Borrower”), a citizen of the People’s Republic of China (“China”) with his Chinese identification No.: 430602196908171516.

Each of Lender and Borrower shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas:

1.	Borrower is a shareholder of Borrower Company (as defined below) and holds certain percentage of the equity interest in Party C;

2.	On December 26, 2007, the Lender and Borrower executed a Loan Agreement (the “Original Loan Agreement”), and the Parties are desired to amend and restate certain provisions of the Original Loan Agreement by executing this Agreement, which shall supersede and replace the Original Loan Agreement upon execution;

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.	Loan

1.1	In accordance with the terms and conditions of this Agreement and the Original Loan Agreement, Lender agrees to provide a loan equivalent to the amount of RMB 5,000,000.00 (the “Loan”) to Borrower, and the Borrower confirms that he has received such Loan (details refer to the Appendix I: RECEIPT). The term of the Loan shall be ten (10) years from the receipt of the Loan, which may be extended upon mutual written consent of the Parties. During the term of the Loan or the extended term of the Loan, Borrower shall immediately repay the full amount of the Loan in the event any one or more of the following circumstances occur:

1.1.1	30 days elapse after Borrower receives written notice from Lender requesting repayment of the Loan;

1.1.2	Borrower’s death, lack or limitation of civil capacity;

1.1.3	Borrower ceases (for any reason) to be an employee of Lender, Borrower Company (as defined below) or its affiliated entity, or ceases to be a shareholder of Borrower Company;

1.1.4	Borrower engages in criminal act or is involved in criminal activities;

1.1.5	Any third party filed a claim against Borrower that exceeds RMB1,000,000; or

1.1.6	Lender exercises the exclusive option under the Exclusive Option Agreement (the “Exclusive Option Agreement”) described in Sections 3.1.1 and 3.2.3 of this Agreement.

1.2	Borrower confirms that he has received the aforementioned Loan provided by Lender, and has already used the Loan for providing funds to the Beijing Feijie Investment Co., Ltd. (the “Borrower Company”), purchasing equity interest of and/or holding of the equity interest of the Borrower Company. Borrower is Borrower Company’s shareholder and owns 50% of the equity interests in Borrower Company (Such 50% equity interests, hereinafter referred to as the “Borrower Equity Interest”).

1.3	Lender and Borrower hereby agree and acknowledge that Borrower’s method of repayment shall be at the sole discretion of Lender, (1) at Lender’s option take the form of Borrower’s transfer the Borrower Equity Interest in whole to Lender or Lender’s designated persons (legal or natural persons) pursuant to the Lender’s exercise of its right to acquire the Borrower Equity Interest under the Exclusive Option Agreement; and (2) in case of liquidation, the Borrower shall repay all the residuary estate of the Borrower Company distributed after liquidation to Lender or Lender’s designated persons.

1.4	Lender and Borrower hereby agree and acknowledge that any proceeds from the transfer of the Borrower Equity Interest (to the extent permissible) shall be used to repay the Loan to Lender, in accordance with this Agreement and in the manner designated by Lender.

1.5	Lender and Borrower hereby agree and acknowledge that to the extent permitted by applicable laws, Lender shall have the right but not the obligation to purchase or designate other persons (legal or natural persons) to purchase Borrower Equity Interest in part or in whole at any time, at the price stipulated in the Exclusive Option Agreement.

1.6	Borrower also undertakes to execute an irrevocable Power of Attorney (the “Power of Attorney”, referred to in Section 3.2.2), which authorizes Lender or a legal or natural person designated by Lender to exercise all of Borrower’s rights as a shareholder of Borrower Company.

1.7	When Borrower transfers Borrower Equity Interest to Lender or Lender’s designated person(s), in the event that the transfer price of such equity interest equals or is lower than the principal of the Loan under this Agreement, the Loan under this Agreement shall be deemed an interest-free loan. In the event that the transfer price of such equity interest exceeds the principal of the Loan under this Agreement, the excess over the principal shall be deemed the interest of the Loan under this Agreement payable by Borrower to Lender.

2.	Representations and Warranties

2.1	Between the date of this Agreement and the date of termination of this Agreement, Lender hereby makes the following representations and warranties to Borrower:

2.1.1	Lender is a company duly organized and legally existing in accordance with the laws of China;

2.1.2	Lender has the legal capacity to execute and perform this Agreement. The execution and performance by Lender of this Agreement is consistent with Lender’s scope of business and the provisions of Lender’s corporate bylaws and other organizational documents, and Lender has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement; and

2.1.3	This Agreement constitutes Lender’s legal, valid and binding obligations, enforceable in accordance with its terms.

2.2	Between the date of this Agreement and the date of termination of this Agreement, Borrower hereby makes the following representations and warranties:

2.2.1	Borrower has the legal capacity to execute and perform this Agreement. Borrower has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

2.2.2	This Agreement constitutes Borrower’s legal, valid and binding obligations enforceable in accordance with its terms; and

2.2.3	There are no disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to Borrower, nor are there any potential disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to Borrower.

3.	Borrower’s Covenants

3.1	As and when he becomes, and for so long as he remains a shareholder of Borrower Company, Borrower covenants irrevocably that during the term of this Agreement, Borrower shall cause Borrower Company:

3.1.1	to execute an Exclusive Option Agreement with Borrower and Lender, under which Borrower shall irrevocably grant Lender an exclusive option to purchase all of the Borrower Equity Interest; to execute an Exclusive Business Cooperation Agreement with Lender (“Exclusive Business Cooperation Agreement”), under which the Lender, as an exclusive service provider, will provide Borrower Company with technical consulting and service; to execute an Equity Interest Pledge Agreement with Lender and Borrower, under which all of the Equity Interest held by Borrower shall be pledged to Lender; to enter into the Exclusive Option Agreement, the Exclusive Business Cooperation Agreement and the Equity Interest Pledge Agreement on the date of this Agreement, and to complete all the related governmental approvals, registrations or fillings (as applicable);

3.1.2	to strictly abide by the provisions of the Exclusive Option Agreement, Equity Interest Pledge Agreement and the Exclusive Business Cooperation Agreement, and to refrain from any action/omission that may affect the effectiveness and enforceability of the Exclusive Option Agreement, Equity Interest Pledge Agreement and the Exclusive Business Cooperation Agreement;

3.1.3	at the request of Lender (or a party designated by Lender), to execute contracts/agreements on business cooperation with Lender (or a party designated by Lender), and to strictly abide by such contracts/agreements;

3.1.4	to provide Lender with all of the information on its business operations and financial condition at Lender’s request;

3.1.5	to immediately notify Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to its assets, business or income;

3.1.6	at the request of Lender, to appoint any persons designated by Lender as directors and/or executive director of Borrower Company;

3.1.7	without Lender’s prior written consent, not to supplement, change or amend its articles of association in any manner, increase or decrease its registered capital or change its share capital structure in any manner;

3.1.8	to maintain its corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

3.1.9

without Lender’s prior written consent, not to sell, transfer, mortgage or dispose of in any other manner its legal or beneficial interest in any of its assets, business or revenue at any time from the date of this Agreement, or permit the encumbrance of any other security interest thereon;

3.1.10	without Lender’s prior written consent, not to incur, inherit, guarantee or otherwise allow for the existence of any debt, except for (i) debt incurred in the ordinary course of business other than through any loans; and (ii) debt already disclosed to Lender for which Lender’s written consent has been obtained;

3.1.11	to operate its businesses in the ordinary course and to maintain the value of its assets;

3.1.12	without the prior written consent of Lender, not to execute any major contract, except for contracts in the ordinary course of business (for purpose of this subsection, a contract with a value exceeding RMB100,000 shall be deemed a major contract);

3.1.13	without the prior written consent of Lender, not to provide any person with any loan or credit;

3.1.14	to procure and maintain insurance from an insurance carrier acceptable to Lender, at an amount and type of coverage typical for companies that operate similar businesses;

3.1.15	without the prior written consent of Lender, not to merge, consolidate with, acquire, or invest in any person;

3.1.16	to maintain the ownership of all of its assets, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims; and

3.1.17	without the prior written consent of Lender, not to distribute dividends to shareholders, provided that upon Lender’s written request, to distribute the distributable profits in whole or in part to its shareholders.

3.2	Borrower covenants that during the term of this Agreement, he shall:

3.2.1	endeavor to cause Borrower Company to engage in its current business; the specific business scope shall be subject to the business license of Borrower Company; Borrower shall cause Borrower Company to complete all the government approvals, authorizations, licensing, registration and filling required for engaging in the businesses within the scope of its business license and for owning its assets pursuant to the laws of China;

3.2.2	execute an irrevocable Power of Attorney, which authorizes Lender or a legal or natural person designated by Lender to exercise all of Borrower’s rights as a shareholder in Borrower Company, and refrain from exercising any such shareholder rights except to the extent required under this Agreement or the Equity Interest Pledge Agreement (hereinafter Section 3.2.4) or as requested by Lender;

3.2.3	execute the Exclusive Option Agreement with Lender and Borrower Company, under which Borrower shall irrevocably grant to Lender an exclusive option to purchase all of the Borrower Equity Interest;

3.2.4	execute a Equity Interest Pledge Agreement with the Lender and Borrower Company, under which Borrower shall pledge the Borrower Equity Interest to the Lender;

3.2.5	enter into the aforementioned Power of Attorney, Exclusive Option Agreement and Equity Interest Pledge Agreement on the date of this Agreement, and complete all the related governmental approvals, registrations or fillings (as applicable);

3.2.6	abide by the provisions of this Agreement, the Power of Attorney, the Equity Interest Pledge Agreement and the Exclusive Option Agreement, perform his obligations under this Agreement, the Power of Attorney, the Equity Interest Pledge Agreement and the Exclusive Option Agreement, and refrain from any action/omission that may affect the effectiveness and enforceability of this Agreement, the Power of Attorney, the Equity Interest Pledge Agreement and the Exclusive Option Agreement;

3.2.7	not sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest in Borrower Equity Interest, or allow the encumbrance thereon of any security interest or the encumbrance, except in accordance with the Equity Interest Pledge Agreement;

3.2.8	cause any shareholders’ meeting and/or the board of directors and/or executive director of Borrower Company not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in Borrower Equity Interest, or allow the encumbrance thereon of any security interest, except to Lender or Lender’s designated person;

3.2.9	cause any shareholders’ meeting and/or the board of directors and/or executive director of the Borrower Company not to approve the merger or consolidation of Borrower Company with any person, or its acquisition of or investment in any person, without the prior written consent of Lender;

3.2.10	immediately notify Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Borrower Equity Interest;

3.2.11	to the extent necessary to maintain his ownership of the Borrower Equity Interest, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defense against all claims;

3.2.12	without the prior written consent of Lender, refrain from any action/omission that may have a material impact on the assets, business and liabilities of Borrower Company;

3.2.13	appoint any designee of Lender as director and/or executive director of Borrower Company, at the request of Lender;

3.2.14	to the extent permitted by the laws of China, at the request of Lender at any time, promptly and unconditionally transfer all of Borrower Equity Interest to Lender or Lender’s designated representative(s) at any time, and cause the other shareholders of Borrower Company to waive their right of first refusal with respect to the share transfer described in this Section;

3.2.15	to the extent permitted by the laws of China, at the request of Lender at any time, cause the other shareholders of Borrower Company to promptly and unconditionally transfer all of their equity interest to Lender or Lender’s designated representative(s) at any time, and Borrower hereby waives his right of first refusal (if any) with respect to the share transfer described in this Section;

3.2.16	in the event that Lender purchases Borrower Equity Interest from Borrower in accordance with the provisions of the Exclusive Option Agreement, use such purchase price obtained thereby to repay the Loan to Lender; and

3.2.17	without the prior written consent of Lender, not to cause Borrower Company to supplement, change, or amend its articles of association in any manner, increase or decreases its registered capital or change its share capital structure in any manner.

4.	Liability for Default

4.1	In the event either Borrower reaches this Agreement or otherwise causes the non-performance of this Agreement in part or in whole, the Party shall be liable for such breach and shall compensate all damages (including litigation and attorneys fees) resulting therefrom. In the event that both Parties breach this Agreement, each Party shall be liable for its respective breach.

4.2	In the event that Borrower fails to perform the repayment obligations set forth in this Agreement, Borrower shall pay overdue interest of 0.01% per day for the outstanding payment, until the day Borrower repays the full principal of the Loan, overdue interests and other payable amounts.

5.	Notices

5.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

5.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery.

5.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

5.2	For the purpose of notices, the addresses of the Parties are as follows:

Lender:	Beijing Pypo Technology Group Company Limited
Attn:	Fei Dongping
Address:	Floor 3, South of Chang’anxingrong Center, No.1, Naoshikou Avenue, Xicheng District, Beijing.
Phone:	+86-10-58325858
Facsimile:	+86-10-58325705

Borrower:	Fei Dongping
Address:	Floor 3, South of Chang’anxingrong Center, No.1, Naoshikou Avenue, Xicheng District, Beijing.
Phone:	+86 -10-58325858
Facsimile:	+86-10-58325705

5.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

6.	Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. The Parties shall maintain the confidentiality of all such information, and without the written consent of other Party, either Party shall not disclose any relevant information to any third party, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This section shall survive the termination of this Agreement for any reason.

7.	Governing Law and Resolution of Disputes

7.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes shall be governed by the laws of China.

7.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all parties.

7.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8.	Miscellaneous

8.1	This Agreement shall become effective on the date thereof, and shall expire upon the date of full performance by the Parties of their respective obligations under this Agreement.

8.2	This Agreement shall be written in both Chinese and English language in two copies, each Party having one copy with equal legal validity. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

8.3	This Agreement may be amended or supplemented through written agreement by and between the Parties. Such written amendment agreement and/or supplementary agreement executed by and between the Parties are an integral part of this Agreement, and shall have the same legal validity as this Agreement.

8.4

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

8.5	The attachments (if any) to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

Appendix I: RECEIPT

IN WITNESS WHEREOF, the Parties have executed, or caused their authorized representatives to execute, this Loan Agreement as of the date first above written.

Lender:	Beijing Pypo Technology Group Company Limited

By:	/s/ Kuo Zhang
Name:	Kuo Zhang
Title:	Legal Representative

Borrower:    Dongping Fei

By:	/s/ Dongping Fei